ZYCPA Company Limited
Certified Public Accountants

April 20, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: China Vitup Health Care Holdings Inc.

Dear Commissioners:

We have read the statements that we understand China Vitup Health Care Holdings Inc. included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

ZYCPA Co Ltd.

ZYCPA Company Limited
Hong Kong, China

9TH FL., CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD RD., CENTRAL, HONG KONG
香港荷李活道1-13號華懋荷李活中心9字樓
Tel: (852) 2573 2296 Fax: (852) 2384 2022